Exhibit 99.1

News Release

For Further Information Call:

John P. Jordan

Vice President, Chief Financial Officer & Treasurer

Voice: 860-347-8506

inquire@zygo.com

ZYGO REPORTS RESULTS FOR THIRD QUARTER FISCAL 2013

MIDDLEFIELD, Conn, May 9, 2013 – Zygo Corporation (Nasdaq: ZIGO) today announced its financial results for the third quarter of fiscal 2013 ended March 31, 2013 and points out the following highlights in those results:

—	Bookings were $50.2 million – 18% more than previous quarter fiscal 2013 bookings and a record for bookings in a quarter.

—	Backlog increased to $88.9 million, a 6-year high, the second highest end-of-quarter result.

—	Book-to-bill ratio of 1.46.

Revenue in the third quarter of fiscal 2013 was $34.5 million compared with $34.6 million in second quarter fiscal 2013 and $38.5 million in the comparable prior year quarter. Revenue for the first nine months of fiscal 2013 was $109.4 million, compared with $122.5 million in the comparable prior year period.

Net income in the third quarter of fiscal 2013 was $1.4 million, or $0.07 per diluted share, compared with $1.6 million, or $0.08 per diluted share, in the second quarter of fiscal 2013 and $5.4 million, or $0.29 per diluted share, recorded in the third quarter of fiscal 2012. Net income for the first nine months of fiscal 2013 was $5.3 million, or $0.28 per diluted share, compared with $18.1 million, or $0.97 per diluted share, recorded for the first nine months of fiscal 2012.

Bookings for the third quarter of fiscal 2013 were $50.2 million, compared with $42.8 million in the previous quarter and $45.6 million in the prior fiscal year third quarter. Bookings for the Metrology Solutions Division were 80% of the total; Optical Systems Division bookings were 20%. Backlog increased to $88.9 million at March 31, 2013 from $73.2 million at December 31, 2012 and $76.8 million at March 31, 2012. The Metrology Solutions Division represented 52% of the total ending backlog, with 48% associated with the Optical Systems Division.

Commenting on the third quarter results, John P. Jordan, Vice President, Chief Financial Officer and Treasurer of Zygo Corporation, said, “Third quarter revenue was flat compared to the previous quarter due to timing of shipments out of backlog and lower bookings at the beginning of the fiscal year, primarily attributable to weakness in the semiconductor sector. However, our initiatives in “next generation” systems development are gaining traction and strengthening bookings. Gross margins were lower during the quarter compared to prior year quarter due to product mix and lower overhead absorption from lower revenue.

“As we have reported in previous quarters, prior to June 30, 2012, the Company had a valuation allowance against its deferred tax assets. Thus, fiscal 2012 quarterly results reflected the effect of the valuation allowance in tax expense. The U.S. federal income tax expense was eliminated each quarter by reversing a portion of the valuation allowance against the U.S. tax provision. Since the valuation allowance against deferred tax assets was eliminated at the end of fiscal 2012 due to improved operating performance and improved business outlook, the results in the current year reflect tax expense at the full effective tax rate. Additionally, as set forth in the Reconciliation of Reported Results to Non-GAAP Results in this Press Release, the tax provision for first nine months of fiscal 2013 also included items that reduced the year-to-date effective tax rate to 12% and increased Earnings per Share by $0.05.”

Dr. Chris Koliopoulos, President and Chief Executive Officer of Zygo Corporation, commented, “Continuing weak demand in the semiconductor sector and an uncertain economic climate globally have led to sluggish fundamentals. However, even during the industry trough and uncertainty, technology-oriented drivers in the industry are still developing systems for next generation nodes; and Zygo is at the front edge of that development. Successful development of advanced systems and components to be used in future 450 mm lithography tools has led to large orders during Q3, which augurs well for fiscal 2014 revenue. These semiconductor OEM orders and our contracts for EUV systems development, combined with our contracts to deliver high precision components for defense programs, have helped the Company weather the overall economic weakness and resulted in driving the backlog to a near-historical high of $88.9 million. These lines of businesses will continue to support revenues as new products in our core business continue to gain traction and expand the breadth of our product line and customer base.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics and electro-optical design and manufacturing services serving customers in the semiconductor capital equipment, bio-medical, scientific and industrial markets.

Note: Zygo’s teleconference to discuss the results of the third quarter of fiscal 2013 will be held at 5 PM Eastern Time on May 9, 2013 and can be accessed by dialing (800) 272-6255. This call is web cast live on Zygo’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Forward-Looking Statements

All statements other than statements of historical fact included in this news release regarding financial performance, condition and operations and the business strategy, plans, anticipated revenues, bookings, market acceptance, growth rates, market opportunities and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements provide management’s current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan(s),” “strategy,” “project,” “should” and other words of similar meaning in connection with a discussion of current or future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers; fluctuations in revenues to our major customers; manufacturing and supply chain risks; risks of order cancellations, push-outs and de-bookings; dependence on timing and market acceptance of new product development; rapid technological and market change; risks in international operations; risks related to the integration of manufacturing facilities; risks related to any reorganization of our business; risks related to changes in management personnel; dependence on proprietary technology and key personnel; length of the revenue cycle; environmental regulations; investment portfolio returns; fluctuations in our stock price; the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; and risks related to business acquisitions. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release except as required by law. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2012, filed with the Securities and Exchange Commission on September 13, 2012.

Zygo Corporation and Subsidiaries
Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Net revenue	$34,533	$38,472	$109,374	$122,504
Cost of goods sold	19,273	19,032	61,338	61,805
Gross profit	15,260	19,440	48,036	60,699
Selling, general and administrative expenses	9,362	8,702	26,451	26,272
Research, development and engineering expenses	4,990	4,017	14,073	12,166
Operating profit	908	6,721	7,512	22,261
Other income (expense)
Miscellaneous income (expense), net	(266)	(23)	(438)	(221)
Total other income (expense)	(266)	(23)	(438)	(221)
Income before income tax, including noncontrolling interest(s)	642	6,698	7,074	22,040
Income tax benefit (expense)	890	(772)	(866)	(2,381)
Net income including noncontrolling interest(s)	1,532	5,926	6,208	19,659
Less: Net income attributable to noncontrolling interest(s)	166	519	875	1,605
Net income attributable to Zygo Corporation	$1,366	$5,407	$5,333	$18,054

Earnings per share attributable to Zygo Corporation
Basic shares	$0.07	$0.30	$0.29	$1.01
Diluted shares	$0.07	$0.29	$0.28	$0.97

Weighted average shares outstanding
Basic shares	18,506	18,116	18,434	17,948
Diluted shares	19,126	18,883	19,080	18,640

Zygo Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	March 31, 2013	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$79,901	$84,053
Receivables, net	31,574	31,601
Inventories	30,680	27,760
Prepaid expenses, prepaid taxes and other current assets	5,875	2,851
Revenue recognized in excess of billings on uncompleted contracts	5,265	2,371
Deferred income taxes	11,874	8,004
Total current assets	165,169	156,640
Marketable securities	688	729
Property, plant and equipment, net	33,926	33,694
Deferred income taxes	13,760	13,760
Intangible assets, net	4,783	5,198
Total assets	$218,326	$210,021

Liabilities and Equity
Current liabilities:
Accounts payable	$6,931	$9,613
Accrued expenses	21,410	18,914
Income tax payable	—	416
Total current liabilities	28,341	28,943

Deferred taxes and long-term liabilities	7,761	5,098

Commitments and contingencies	—	—

Total shareholders’ equity - Zygo Corporation	180,394	173,625
Noncontrolling interest(s)	1,830	2,355
Total equity	182,224	175,980
Total liabilities and equity	$218,326	$210,021

Zygo Corporation and Subsidiaries
Reconciliation of Reported Results to Non-GAAP Results
(Unaudited)

(Amounts in thousands, except per share amounts)

	Nine Months Ended
	March 31,
	2013	2012

GAAP Income before income tax, including noncontrolling interest (as reported)	$7,074	$22,040

Net income attributable to noncontrolling interest (as reported)	875	1,605

GAAP income tax expense (as reported)	(866)	(2,381)
Adjustment to income taxes (Note 1)	(928)	—
Total adjusted income tax expense	$(1,794)	$(2,381)

Adjusted net income attributable to Zygo Corporation	$4,405	$18,054

GAAP earnings per diluted share attributable to Zygo Corporation (as reported)	$0.28	$0.97
Adjusted earnings per diluted share attributable to Zygo Corporation	$0.23	$0.97
Weighted average shares used in diluted shares calculation	19,080	18,640

Note 1 - The Company’s nine month fiscal 2013 reported results include adjustments to correct an error in recording deferred tax asset balances as of June 30, 2012, relating to fixed assets and foreign tax credits.

Adjusted net income and adjusted net earnings per diluted share are operating performance measures defined by the Company and used by the Company’s management to evaluate its operating activities, and a reconciliation of such amounts to reported results is presented above. These non-GAAP measures are not alternatives to, and are not intended to replace, the most directly comparable reported measures under GAAP and should not be considered as alternatives to net income and net earnings per diluted share, or any other measure of consolidated operating results, under GAAP. The Company believes that providing such non-GAAP measures and reconciliation is useful to users of the financial statements, since such measures involve certain significant and unusual adjustments to the Company’s results, thus enhancing comparability of the Company’s results between periods presented.